PACKWOODS PRIVATE LABEL SERVICES AND INTELLECTUAL PROPERTY LICENSING AGREEMENT

This Packwoods Private Label Services and Intellectual Property Licensing Agreement (“Agreement”) dated July 1, 2023 (the “Effective Date”), is entered into by and among PW Industries LLC, a Wyoming limited liability company (“PW”), RS Distributions LLC, a Delaware limited liability company (“RS”), Packaging Innovations LLC, a Wyoming limited liability company (“PI”), and RANCO, LLC, a Delaware limited liability company (“RA”). PW, RS, PI, and RA may be referred to together as the “Parties”, and each individually as a “Party”. Unless otherwise defined elsewhere in the Agreement, capitalized terms have the meaning ascribed in the attached Exhibit A, which is hereby incorporated into this Agreement by reference.

RECITALS

WHEREAS, RA is a commercial Manufacturer, Packager, Distributor, and retailer of hemp-based inhalable and edible products containing less than 0.3% delta-9 THC by weight, and of nicotine-based inhalable products, and RA handles procurement, logistics, Manufacturing, designing, marketing, and sales for a portfolio of brands; and

WHEREAS, PW owns or is licensed to use one hundred percent (100%) of the Intellectual Property behind the “Packwoods” brand of products, and licenses its Intellectual Property to a network of partners (including RS and PI) to support the commercialization of its brand; and

WHEREAS, RS Manufactures and Distributes hemp-derived consumer product goods, and holds the exclusive rights to sublicense the Packwoods brand in the hemp space on a global basis; and

WHEREAS, PI Manufactures and Distributes nicotine goods, and holds the exclusive rights to sublicense the Packwoods brand in the nicotine space; and

WHEREAS, the Parties wish for RA to Manufacture, Package, Distribute and sell at wholesale and retail a variety hemp-based inhalable (pre-roll and vaporizer) and edible products (“Hemp Products”); to Package, Distribute and sell at wholesale and retail disposable nicotine-based inhalable vaporizer products (“Nicotine Products”); and to purchase Packaging materials to be used with Packwoods-branded cannabis products (containing more than 0.3% delta-9 THC by weight) and Distribute those Packaging materials to licensed cannabis manufacturers designated by PW, using PW’s, RS’s and PI’s Licensed Property;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I
PRIVATE LABEL SERVICES AND FEES

I.1Recitals. The foregoing Recitals are hereby incorporated into this Agreement as contractual terms to the same extent as if set forth herein in full.

I.2Licenses to RS and PI. PW, for itself and on behalf of its Affiliates, hereby grants to RS a non-transferable, irrevocable, exclusive (even as to PW and its Affiliates), worldwide license, with the right to sublicense, to use and exploit the Packwoods brands in connection with any and all hemp-derived products, including hemp-based inhalable and edible products. PW, for itself and on behalf of its Affiliates, hereby grants to PI a non-transferable, irrevocable, exclusive (except with certain carve outs as set forth in Exhibit B attached hereto and incorporated by reference) (even as to PW and its Affiliates), worldwide license, with the right to sublicense, to use and exploit the Packwoods brands in connection with all nicotine-derived products, including the disposable nicotine-based inhalable vaporizer products known as PacksPod. Within 15 days after execution of this Agreement, PW shall provide RA with copies of written contracts between PW and RS, and between PW and PI, documenting the aforementioned licenses to use and exploit the Packwoods brands in connection with hemp-derived and nicotine-derived products, however, any failure of PW to do so shall in no way impede or alter the validity of this Agreement and RA shall be entitled to rely on the licenses granted in this Section 1.2. By virtue of this Agreement, RS and PI are sublicensing the exclusive licenses to use and exploit and Packwoods brands in connection with all hemp-derived products and all nicotine-derived products (other than Glones, Packwraps, and BarePack products and any other carve outs as set forth in Exhibit B attached hereto). If, at any time during the Term of this Agreement, PW’s licensing agreement with RS is terminated for any reason, such that RS no longer holds the right to use the Packwoods brands in connection with hemp-derived products, then this Agreement shall remain in full effect, except that, following such termination, all royalty payments that would have been due and payable from RA to RS shall instead be due and payable from RA to PW, and all contractual rights and obligations assigned to RS by this Agreement shall be automatically assigned to and assumed by PW. Likewise, if, at any time during the Term of this Agreement, PW’s licensing agreement with PI is terminated for any reason, such that PI no longer holds the right to use the Packwoods brands in connection with nicotine-derived products, then this Agreement shall remain in full effect, except that, following such termination, all royalty payments that would have been due and payable from RA to PI shall instead be due and payable from RA to PW, and all contractual rights and obligations assigned to PI by this Agreement shall be automatically assigned to and assumed by PW.

I.3Engagement for Services. PW, RS, and PI hereby engage RA to Manufacture, Package, Distribute and sell at wholesale and retail Hemp Products under the Packwoods brand, on an exclusive basis during the Term throughout the Territory, except for the Packwoods product lines entitled “Glones,” “Packwraps,” and “BarePack” which are expressly excluded from this Agreement and any other carve outs as set forth in Exhibit

B attached hereto; to Package and Distribute to Ultimate Product Distributors, LLC (“UPD”), a New Jersey limited liability company with headquarters in Hackensack, New Jersey, Nicotine Products under the Packwoods brand, on an exclusive basis (except with certain carve outs as set forth in Exhibit B attached hereto) during the Term in the United States, unless PI expressly agrees in writing to allow sales of Nicotine Products under the Packwoods brand to different or additional distributors during the Term; to sell at wholesale and retail or to any Distributor Nicotine Products anywhere outside the United States, on an exclusive basis (except with certain carve outs as set forth in Exhibit B attached hereto and incorporated by reference) during the Term; and to sell Packaging and Labeling materials to any licensed Manufacturers of Packwoods-branded cannabis products in United States, on an exclusive basis (except with certain carve outs as set forth in Exhibit B attached hereto and incorporated by reference) during the Term. RA agrees to provide or cause to be provided such services in accordance with the terms and conditions of this Agreement.

I.4Grant of License and Right to Use.

(a)RS, and PI hereby grant to RA, a limited, revocable (but only in accordance with the terms hereof), exclusive, non-transferable, non-sublicensable (except as set forth in Section I.4(b)) license and right to use the Licensed Property for the limited purpose of performing the Private Label Services (all such rights, the “License”) as set forth herein during the Term. PW hereby consents and agrees to such grant of the License to RA.

(b)RA may sublicense only such Licensed Property strictly necessary for the Manufacturing, Packaging, warehousing, Distribution, and retail sale of the Branded Products, provided that (a) RA shall ensure that each sublicensee complies with the terms and conditions of this Agreement; and (b) each sublicense will terminate automatically effective as of the earlier of (i) termination of this Agreement, and (ii) the date the sublicensee ceases to provide services for RA. Such sublicense will not relieve RA of any of its obligations or liabilities under this Agreement and RA will be primarily and fully liable to PW, RS, and PI for the full and timely performance and observance by a sublicensee of all of the terms and conditions of this Agreement sublicensed to sublicensee (and, for clarity, PW, RS, and PI shall have all of the same remedies against RA for a breach by sublicensee or the failure of any sublicensee to so perform and observe such terms and conditions herein as if the failure of performance or observance was directly by RA itself). RA’s engagement of a sublicensee shall not in any way limit RA’s obligations or responsibilities hereunder.

(c)The Parties acknowledge that the information underlying the License represents valuable Trade Secrets of PW, RS, and PI.

I.5Private Label Services. Upon the terms and conditions contained in this Agreement, the Parties acknowledge and agree that RA’s Private Label Services shall include the services listed in this Section I.5 and such other services that PW may reasonably request from time to time.

(a)RA shall Manufacture, Package, Distribute, and sell at wholesale and retail Branded Products in accordance with the Formulations and Specifications that are pre-approved in writing by PW prior to RA’s use, and the packaging instructions, and in compliance with the policies, procedures, Quality Control Standards, and Quality Control

Operations set forth in this Agreement that are pre-approved in writing by PW prior to such use, and any other Preventive Measures that are pre-approved in writing by PW prior to such use. RA and its Quality Control Personnel shall ensure that all Branded Products are of consistent quality, composed of safe and wholesome Ingredients, and Manufactured, prepared, Packaged, held, and Labeled under conditions compliant with PW’s standards. During the Term, RA shall provide PW, RS, and PI with reasonable access to the Location to overview the Manufacture and Distribution of the Branded Products.

(b)Product Supplies, Materials and Packaging.

(1)RA shall be responsible for the timely procurement of all Hemp Product Raw Materials, Ingredients, Labels, Packaging, and any other materials needed for the Manufacture, production, Labeling, and Packaging of Hemp Products that have been pre-approved by RS (collectively, “Product Supplies”) under and in accordance with this Agreement.  RA agrees to order from vendors approved by PW and at prices pre-approved by PW regarding all Labels and Packaging to be Distributed to licensed cannabis manufacturers in accordance with Section I.5(c), and to order from vendors approved by PI all PacksPod prefilled hardware devices and packaging.

(2)RA shall ensure that the quality, materials, and general characteristics of Branded Products (including, without limitation, texture, color, viscosity, and overall appearance) are substantially similar to the Branded Product samples presented to and approved by PW.

(c)Labeling and Packaging Procurement and Expenses.

(1)RA shall not Manufacture or Distribute any cannabis products pursuant to this Agreement, but shall purchase Packaging and Labeling materials from PW-approved vendors and at prices pre-approved by PW– including empty Packaging materials, and unfilled disposable vaping devices and cartridges – and Distribute such Packaging and Labeling materials to licensed manufacturers of PW’s sole choosing regarding Packwoods-branded cannabis products designated by PW. RA shall order from the PW-approved vendors and the PW-approved vendors shall deliver and fulfill all Packaging and Labels materials necessary and required for the Packaging and Labeling of Packwoods-branded cannabis Products, with RA initially paying for the Labels and Packaging expenses, subject to being reimbursed by PW as set forth below. PW shall have the right to sell, collect and keep funds from customers on any packaging and labeling materials currently on order, in its inventory, or already sent to customers at the time of execution of this Agreement or already under an agreement with PW.

(2)RA shall Label and Package all Branded Products with the Labels and the Packaging in compliance with the packaging instructions that PW provides from time to time (the “Packaging Instructions”).

(3)PW shall pay to RA a Labels and Packaging fee to reimburse RA for its expenses incurred in purchasing Labels and Packaging for use with Packwoods-branded cannabis products from a PW-approved vendor and at prices pre-approved by PW, and labor spent on cannabis Labeling and Packaging Distribution activities. The amount of the Labeling and Packaging fee charged by RA to PW for cannabis Labels and

Packaging shall the full cost of RA’s cannabis-related Labels and Packaging expenses, including both domestic and international shipping charges, plus an additional 10% charge based on true cost that has been pre-approved by PW to compensate RA for its labor related to cannabis-related Labeling and Packaging. PW shall pay the Labels and Packaging fee to RA within ninety (90) days after receiving each Labels and Packaging invoice from RA. A Labeling and Packaging invoice shall only be issued once such Labels and/or Packaging have been shipped to a customer of PW (i.e., ninety (90) day period commences once Labels and/or Packaging have been shipped to a customer of PW at the sole direction of PW. RA shall make best efforts to purchase at least $1 million in Labels and Packaging materials for Packwoods-branded cannabis products per quarter, or pursuant to PW’s market needs if such needs are less than $1 million per quarter. If at any time PW requests RA to make a purchase of Labels and/or Packaging for cannabis products that is justified and reasonable and RA is unwilling or unable to fulfil, within 30 days of such reasonable request, PW, RS, and PI may, after engaging in good-faith negotiations with RA, all terminate this entire agreement by providing RA with written notice. In that case, PW will assist RA to sell all its current stock and inventory of cannabis Labeling and Packaging materials. If all such inventory is not sold by RA within sixty (60) days of PW’s notice, RA is obligated to sell all remaining inventory to PW, and PW will purchase all remaining inventory from RA, and shall pay the full balance to RA consisting of the full cost of RA’s cannabis-related Labels and Packaging expenses, plus an additional 10% charge on such true costs pre-approved by PW, within nine months of the date RA received the Labels and/or Packaging or at the time PW collects payment for the Labels and/or Packaging, whichever is sooner.

(d)Compliance Testing. With respect to Hemp Products Manufactured by RA at its own facility, upon completion of the Manufacturing, Packaging and Labeling of the Hemp Products and before Distribution or sale of the Hemp Products, RA shall arrange for Compliance Testing on samples of the Hemp Products by a Laboratory, at RA’s cost. RA shall provide RS and/or PW with true and correct copies of all certificates of analysis, upon request by RS and/or PW, within three (3) business days after receipt of such request. In the event the Hemp Products fail Compliance Testing, RA shall notify RS and PW in writing, and RA shall be responsible at its sole expense to use commercially reasonable efforts to remediate, fix, or otherwise replace the Hemp Products that failed Testing. Additionally, RA shall be responsible for ensuring any Hemp Products manufactured by 3rd parties undergo Compliance Testing before being taken to market.  RA shall not be responsible for arranging Compliance Testing for any other Branded Products that it did not Manufacture at its facility, including all Nicotine Products.

(e)Distribution and Sales

(1)Hemp Products. RA will, and is hereby authorized by PW and RS to, Distribute the Hemp Products to any and all wholesale and retail outlets within the Territory, and to sell the Hemp Products directly to any and all consumers within the Territory. RA shall Distribute and sell a monthly minimum of 100,000 units of Hemp Products, beginning six months after the execution of this Agreement. If RA fails to reach or maintain sales of the monthly minimum quantity of hemp units for three consecutive months, the exclusivity provisions of this Agreement found in Articles I.3 and I.4. for Hemp Products may become null and void for all parties to this Agreement in accordance with

RS’s discretion. If after discussions with RA, RS still decides to void the exclusivity for Hemp Products portion of this Agreement, all other portions of this Agreement shall remain in effect, and RS shall give RA at least thirty days’ notice prior to voiding this Agreement.  In that case, RS will assist RA to sell all its current stock and inventory. If all inventory is not sold, RS will purchase all remaining inventory from RA, at true cost plus 5%, within ninety days. RA shall pay to RS a 15% royalty payment on all gross revenues earned from RA’s Distribution and retail sales of all Hemp Products sold under the Packwoods brand. All such royalty payments shall be made within 15 days after the end of each calendar quarter for the first year. After the first twelve months of this Agreement, the royalty payments will be made within 15 days after the end of each calendar month. RS shall have the right to sell and collect funds from customers on any Hemp Products currently on order, in its inventory, or already sent to customers at the time of execution of this Agreement or already under an agreement with RS.

(2)Nicotine Products in United States. RA will, and is hereby authorized by PW and PI to, sell the Nicotine Products exclusively in the United States to UPD. The current price per PacksPod disposable vaporizer containing 12 mL of fluid with 5% nicotine is $6.25.
The arrangement to sell PacksPod exclusively to UPD shall remain in effect until and unless PI directs RA in writing to end the exclusive arrangement with UPD, and then only as directed in writing by PI.  In the event that PI directs RA to end the exclusive arrangement with UPD, then RA will have the option to exclusively distribute Nicotine Products in the United States based upon the same pricing set forth above in this paragraph, such option to be exercised in writing within thirty (30) days of UPD’s termination, provided, however, that, RA shall maintain such exclusive distribute rights only if RA’s monthly sales of Nicotine Products exceed UPD’s average monthly sales in the six (6) months preceding the termination of UPD’s termination.

RA shall pay to PI a royalty payment of 27.5% per unit of Nicotine Product sold by RA to UPD or any other distributor in United States, and RA shall be entitled to keep the remaining 72.5% per unit sold to compensate RA for the costs and expenses of purchasing, financing, Packaging and Distributing the Nicotine Products. The royalty fee shall initially be paid to PI within 15 days after each calendar quarter for first year.  After the first twelve months of this Agreement, the royalty payments will be made within 15 days after the end of each calendar month.

RA shall purchase the previously Manufactured and prefilled PacksPod hardware devices and packaging exclusively from designated vendors specified by PI. RA shall bear the costs for the Premarket Tobacco Product Applications for PacksPod nicotine products, and shall fully include PI representatives in the process of evaluating the options presented by legal and other experts engaged by RA for this purpose.  RA shall make the purchase order(s) and pay the required deposit(s) in order for the Manufacturer(s) to start production on the Nicotine Products in such number as PI may reasonably request from time to time in writing. A purchase order from UPD shall always constitute a reasonable request from PI. Upon failure to perform on this clause within 30 days of such reasonable request, PW, RS, and PI may, after engaging in good-faith negotiations with RA, all terminate this entire agreement by providing RA with written notice. If exclusivity ends,

RA is not allowed to purchase any additional Nicotine Products without PI’s consent. In that case, PI will assist RA to sell all its current stock and inventory. If all such inventory is not sold within 60 days of PI’s notice, PI will purchase all remaining inventory from RA at true cost plus 5%. PI (and RS as granted by PI) shall have the right to sell and collect funds from customers on any Nicotine Products currently on order, in its inventory, or already sent to customers at the time of execution of this Agreement or already under an agreement with PI.

(3)Nicotine Products Internationally. RA will also, and is hereby authorized by PW and PI to, sell the Nicotine Products to Distributors, retailers, and consumers outside the United States, and shall pay to PI a royalty fee of 15% of all gross revenues earned from any such international sales of Nicotine Products, with the royalty fee to be paid within 15 days after each calendar quarter for first year.  After the first twelve months of this Agreement, the royalty payments will be made within 15 days after the end of each calendar month. RA shall purchase the Nicotine Products hardware devices and packaging exclusively from designated vendors specified by PI.  RA shall Distribute and sell a monthly minimum of 500,000 units of Nicotine Products, beginning twelve (12) months after the execution of this Agreement, provided, however, that RA shall engage in reasonable commercial efforts to Distribute and sell Nicotine Products outside the United States upon execution of this Agreement. If RA fails to reach by the end of the 13th month, or fails to maintain sales of the monthly minimum quantity of Nicotine Products for three consecutive months, the exclusivity provisions of this Agreement found in Articles I.3 and I.4. for Nicotine Products Internationally may become null and void for all parties to this Agreement in accordance with PI’s discretion, in which case all other portions of this Agreement will remain in full effect. If after discussions with RA, PI still decides to void the portion of this Agreement providing exclusivity for sales and distribution of Nicotine Products outside the United States, PI shall give RA at least thirty days’ notice prior to voiding this Agreement, and PI shall assist RA to sell all its current stock and inventory intended for sales and distribution of Nicotine Products outside the United States. If exclusivity ends, RA is not allowed to purchase any additional Nicotine Products without PI’s consent. If all such inventory is not sold within sixty (60) days of PI’s notice, PI will purchase all such remaining inventory from RA, at fair market value. PI shall have the right to sell and collect funds from customers on any Nicotine Products currently on order, in its inventory, or already sent to customers at the time of execution of this Agreement or already under an agreement with PI.

(4)RA will, and is hereby authorized by PW to, purchase Packaging and Labeling materials to be used with Packwoods-branded cannabis products Manufactured by licensed cannabis Manufacturers, and shall Distribute and sell such Packaging and Labeling materials to such licensed cannabis Manufacturers designated by PW in accordance with Section I.5(c) above.

(5)Referral of all Order Inquiries to RA. If PW, RS, or PI receives any inquiries from any retailer or consumer in the Territory regarding purchase orders for any Hemp Products, or any inquiries from any retailer, Distributor, or consumer outside the United States regarding purchase orders for any Nicotine Products, the Party receiving the inquiry shall refer the party making the inquiry to RA, so that the purchase order can be placed with RA.  Any online platform for sales of Branded Products shall be maintained by RA, with PW, RS, and RI directing any potential purchasers of Branded Products to this online platform, or to a representative of RA designated by RA. All data and analytics collected from PW, RS, or PI customers (i.e., all customer information including names and contact information) gathered by RA, or sent to RA from PW, RS, and/or PI, or customers RA distributes to, shall be saved by RA and provided to PW, RS, and/or PI within 2 days upon request and at expiration or termination of this Agreement. This information shall be considered confidential.

(f)Production Transparency.

(1) The Branded Product types subject to the License are any and all Hemp Products and Nicotine Products that incorporate any Intellectual Property owned by PW, in existence now or created during the Term, except for the “Glones,” “Packwraps,” and “BarePack” brands and any other carve outs as set forth in Exhibit B attached hereto, which are expressly excluded from the definition of “Branded Products,” and are not covered by this Agreement.  The Parties hereby agree to explore a potential buy-out for the products listed in Exhibit B, which would result in the inclusion of these brands within the definition of “Branded Products” and the scope of the License if the Parties were to reach an agreement with respect to these brands. In addition, RA needs to receive agreed upon pricing on the products listed in Exhibit B in order to include these excluded items in its distribution platform.

(2)As set forth herein, RA shall Distribute and Manufacture Hemp Products, and Distribute Nicotine Products and/or Labels and/or Packaging for cannabis products in such number as PW, PI, or RS may reasonably request from time to time in writing; however, if at any time RS, PI, or PW requests RA to make a purchase of Hemp Products or Nicotine Products (in United States or outside United States) or Labels and/or Packaging for cannabis products (respectively) that is justified and reasonable, and RA fails to comply with such a request within 30 days of such reasonable request,  PW, RS, and PI may, after engaging in good-faith negotiations with RA, all terminate this entire agreement by providing RA with written notice.

PW, RS, and PI Approvals. Prior to Distribution or sales of any new type of Branded Products, PW shall have the opportunity to review the Branded Products to verify that the quality, look, and feel of Branded Products are consistent with PW’s Formulations, Specifications, packaging instructions, and Trademarks. Notwithstanding the foregoing, five (5) days after RA has informed PW in writing that any new type of Branded Products is ready for Distribution and sale, if PW has not objected, PW’s approval shall be deemed granted and RA may Distribute and sell the Branded Products for such batch. If PW approves or neglects to answer within 5 days, the next batch of Manufactured Branded Products shall be modified in accordance with PW’s modifications. The rights extended here to PW, extend to RS for Hemp Products and to PI for Nicotine Products. PW, RS and PI have a right to control what Branded Products they would like to sell under this Agreement in their sole discretion, within their respective product categories.

I.6Sales Statements and Marketing

(a)Sales Statements. At the end of each calendar quarter in which RA has sold or Distributed any Branded Products, RA shall deliver to PW, RS, and PI a statement certified to be accurate by an officer or manager of RA, showing for the preceding month a detailed accounting of: (1) the quantities sold and sales prices of each of the Branded Products that RA Distributed or sold at retail or wholesale and the date that each such Branded Product was Distributed or sold, including an applicable description and SKU for each type of Branded Product that RA produced in the prior calendar quarter; and (2) such other information as may be reasonably requested by PW, RS, or PI from time to time (each, a “Brand Unit Fee Statement”). RA shall supplement, revise, or correct any Brand Unit Fee Statement delivered to PW, RS, or PI pursuant to this Agreement that is subsequently modified or discovered to have been in any way incomplete or inaccurate, and promptly deliver the new Brand Unit Fee Statement to PW, RS, and PI.

(b)Purchase Order and Sales Notifications for Nicotine Products. Notwithstanding the above provisions, RA is responsible for providing full, real-time transparency to PI into purchase orders made with vendors, sales made to customers, and the logistics details of both ends of the Nicotine Products business. Specifically, if requested in writing by PI, any time a purchase order is made, a sales order is made, Nicotine Products go into transit, or a payment is made by RA for purchases or to RA for sales, notification to PI must be given. PI shall appoint a single point of contact to receive these notifications, and that person shall have the right to request supplemental information. PI may change the point of contact in its sole discretion. PI and RA agree that they will work together to develop systems for visibility in real time into the information detailed above.

(c)Brand Marketing. PW, RS, and PI shall have the primary responsibility to market the Branded Products to retail outlets and directly to consumers, and to generate sales of the Branded Products, although RA is authorized to conduct any marketing activities to market the Branded Products at its discretion. Notwithstanding the responsibilities above, RA agrees to spend a minimum of $500,000 in year 1 to develop its internal team responsible for the sales and marketing of PW, RS, and PI’s Branded Products, and maintain those levels throughout the Term. Furthermore, in addition to $500,000, RA agrees to sponsor a minimum of 8 hemp and/or tobacco industry trade shows annually and commit a minimum of $1,200,000 towards these shows and other outside promotional and marketing activities. RA agrees to consult with PW, RS, and PI on ways to effectively spend these marketing funds. Finally, RA agrees to provide evidence annually that it has met or exceeded the brand marketing commitments in this clause. After discussions between RA and PW, PI, and/or RS, PW, PI and/or RS have the right to direct funds that are unallocated to other outside promotional and marketing activities towards providing customer promotional samples.

(d)Storage and Shipment. RA shall have the primary responsibility to store the Branded Products and to ship the Branded Products to Distributors, retail outlets, and directly to consumers.

(e)Taxes. With respect to any Branded Products Manufactured or Distributed by RA, RA shall be solely responsible for and complete the payment of any applicable local, state, or federal taxes accrued in connection with RA’s purchasing, importing, Manufacturing, Packaging, Labeling, Distribution, or sale of the Branded Products.

ARTICLE II
PRODUCT INSPECTIONS, WARRANTY & COMPLIANCE

II.1Product Inspections. At any time during the Term, PW, RS, and/or PI shall have the right (upon providing prior written notice to RA) to request that RA (i) engage a Laboratory to perform research and development Testing (the “R&D Testing”) on the Branded Products prior to Labeling and Packaging of the Branded Products for conformance with the Formulations and the Specifications, at RA’s sole cost; (ii) make samples of the unpackaged Branded Products available to PW, RS, and/or PI at the Location for PW, RS, and/or PI’s physical inspection; and, (iii) make any changes to the Manufacture of the Branded Products as PW, RS, or PI instructs.

II.2Production Records and Record Retention. RA agrees to keep and maintain accurate and complete books and records covering all transactions in furtherance of the Manufacture, Packaging, Labeling and Distribution of the Branded Products. PW, RS and/or PI’s Representatives shall have the right, on reasonable notice during normal business hours, during the Term, and for two (2) years after Termination of this Agreement, to examine all books and records related to the Private Label Services and to make copies. RA must cooperate with PW, RS and/or PI and its Representatives or auditors throughout the examination process, including in the preparation and release of related reports. PW, RS and/or PI has the irrevocable right to have a certified public accountant (“CPA”) inspection, audit and/or make extracts of RA’s records and accounts four times per year, that relate to this Agreement, at PW, RS and/or PI’s sole cost and expense. PW, RS and/or PI will provide RA with a true and correct copy of all audit results and other documents generated by or on behalf of CPA who conducted the audit, within fourteen (14) Calendar Days of receipt of the audit report. Notwithstanding anything to the contrary in this Agreement, in the event that any audit establishes any underpayments by RA, of five percent (5%) or more of any payment hereunder, RA has a duty to reimburse PW, RS and/or PI on demand within ten (10) Business Days of written notice for its actual costs and expenses incurred in that audit, as well as, interest on the underpaid amount, at (i) maximum amount allowed by applicable law, calculated compounded monthly; or (ii) 1.5% per month. In the event that any audit establishes any underpayments by RA, of ten percent (10%) or more of any payment hereunder, PW, RS and/or PI may all terminate this entire agreement immediately with no further force or effect with written notice.

II.3Product Recalls and Rejected Products.

(a)RA shall be responsible for at its sole cost and expense all Hemp Product recalls. RA agrees to take any and all actions, that are reasonably necessary and appropriate to effectuate a Hemp Product corrective action, including, without limitation, a Hemp Product recall, and each Party agrees to cooperate with the other Party in such Hemp Product corrective action, including if and as necessary, notifying consumers and wholesale distributors and assisting in the transfer of Hemp Products. RA agrees to promptly respond within a reasonable period to any question or request for information received by PW or RS pertaining to the production of Hemp Products. Each Party agrees to provide to the other Party all necessary information in its possession arising out of a recall, corrective action program, or similar program, including a RA quality assurance program.

(b)In addition, each Party shall promptly notify the other Parties if such Party suspects or learns of any condition that could raise the possibility that any of Branded Products Manufactured, Packaged, Labeled, Distributed, tested or stored may be adulterated or misbranded, and each Party agrees to cooperate fully with the other Parties and to provide all information necessary for the other Parties to make an informed determination as to whether a Branded Product recall or market withdrawal is necessary.

II.4Product Warranty. RA warrants to PW and RS that Hemp Products Manufactured pursuant to this Agreement shall conform to the Formulations, Specifications, and packaging instructions (“RA’s Warranty”). RA’s Warranty shall survive any inspection, delivery, acceptance, payment or sale of Hemp Product, but shall be void in the event there is any tampering or modification of a Hemp Product by an end user, or to the extent related to any defect in PW and/or RS’s requested Formulations, Specifications or Packaging Instructions.

II.5Product Compliance. RA shall handle and be responsible for all compliance as it relates to this Agreement and applicable law for Hemp Products under this Agreement and where they are sold.

ARTICLE III
INDEMNIFICATION AND LIABILITY

III.1Indemnification.

(a)PW's Indemnification. PW will indemnify, defend and hold RA and its Affiliates, and all their respective officers, managers, employees, and agents, harmless from and against any and all Losses asserted by third parties arising out of the performance by PW of its obligations under this Agreement, or to the extent caused by or resulting from a claim that the Licensed Property or use thereof infringes any Intellectual Property right of any third party.

(b)RA's Indemnification. RA shall defend, indemnify, and hold harmless PW, RS and PI and its Affiliates, and all their respective officers, managers, employees, and agents, against any Losses asserted by third parties, arising out of (i) any inaccuracy in or breach of any of the representations or warranties of RA pursuant to this Agreement; (ii) any breach or nonperformance of any covenant, agreement or obligation to be performed by RA, any sublicensee, or RA’s Affiliates pursuant to this Agreement; (iii) gross negligent acts and/or omissions and/or willful misconduct of RA, any sublicensee, or RA’s Affiliates; (iv) except for Licensed Property, any claim that RA, any sublicensee, or RA’s Affiliates, has infringed or violated a third-party’s intellectual property or other rights (including RA, any sublicensee, or RA’s Affiliates creation of marketing materials hereunder), including without limitation to, the rights of publicity, rights of privacy, and intellectual property rights, of third-parties; (v) any alleged defects or dangers inherent in Hemp Products or the use thereof; (vi) any claims of sublicensees regarding Hemp Products, arising out of RA’s negligence or intentional misconduct; (vii) any death, injuries or damages to purchasers, users, or consumers of Hemp Products or arising from or related to the use of Hemp Products; (viii) performance under this Agreement by RA, any sublicensee, or RA’s Affiliates, including without limitation to, any product liability claim related to Hemp Products,; (ix) any violation of applicable law (excepting the Controlled Substances Act and any related laws) as it relates to RA, any sublicensee, or RA’s Affiliates business; (x) any tax or penalty related to RA, any sublicensee, or RA’s Affiliates business; (xi) any of RA’s insurance requirements hereunder; (xii) any claim of false or misleading conduct or advertising by RA, any sublicensee, or RA’s Affiliates; (xiii) any business or other activities conducted or pursued by RA, any sublicensee, or RA’s Affiliates related to this agreement but unauthorized by this Agreement.

(c)Procedure. An indemnified party (an "Indemnitee") shall promptly notify the indemnifying party (an "Indemnitor") upon notice of any claim in writing and shall reasonably cooperate with Indemnitor to defend any such claim at the Indemnitor's expense. The failure of an Indemnitee to give reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnitor's obligations with respect thereto except to the extent that the Indemnitor can demonstrate actual loss and prejudice as a result of such failure or delay. The Indemnitor shall select defense counsel and control the defense of the claim; provided that Indemnitor must conduct its defense of the claim actively and diligently thereafter in order to preserve its rights in this regard. If an Indemnitor shall assume the defense of any claim, the Indemnitee(s) may participate, at its own expense, in the defense (but will not control the defense) of such claim. If the Indemnitor elects not to defend against, negotiate, settle or otherwise deal with any claim, fails to notify the applicable Indemnitee(s) of its election or contests its obligation to indemnify the Indemnitee(s) under this Agreement, the Indemnitee(s) may, at the Indemnitor's expense, select their own counsel to defend against, negotiate, settle or otherwise deal with such claim. An Indemnitor may not settle any such suit or claim without prior written approval of the applicable Indemnitee(s) unless such settlement: (A) includes a complete release of all Indemnitee(s); (B) does not require any Indemnitee to pay any amount or deliver any other consideration; and (C) places no restriction on the future conduct of any Indemnitee.

III.2Limitation of Liability. Notwithstanding anything to the contrary in this Agreement or otherwise, except in the event of a final determination of fraud, gross negligence, willful misconduct or intentional misrepresentation, no Party (including each Party’s Affiliates, successors, assigns, officers, directors, managers, owners, employees, and agents) shall be responsible for consequential, incidental, special or punitive damages, regardless of whether an action is brought in tort, contract or any other basis, including, without limitation, damages characterized as lost profits or business revenue, diminution in business value or the like. Losses for which a Party must indemnify the other Party in accordance with this Section III.2 will not be limited pursuant to the preceding sentence notwithstanding how such Losses may be characterized in an underlying claim.

ARTICLE IV
INTELLECTUAL PROPERTY

IV.1Intellectual Property Rights. In addition to the rights granted and acknowledged by the Parties elsewhere in this Agreement, the Parties acknowledge and agree as follows:

(a)As between RA and PW, RS and/or PI, PW, RS and/or PI are and shall remain the owner(s) of all Licensed Property.

(b)RA agrees to comply with PW, RS and/or PI’s guidelines and instructions regarding use of the Licensed Property as communicated to RA from time to time.

(c)In the event PW, RS and/or PI notifies RA that its use of the Licensed Property is not in conformance with PW, RS and/or PI’s guidelines and instructions, RA agrees to promptly bring its use into conformance.

(d)RA agrees that it shall not take any action to contest the validity of the Licensed Property or otherwise interfere with the Licensed Property and the goodwill associated therewith, and that all usage of the Licensed Property will be on behalf of and inure to the benefit of PW, RS and/or PI.

(e)RA shall not adopt any trademark, trade name, trade dress, Labeling, or Packaging that is deceptively similar to or likely to cause confusion with respect to any of Trademarks or with respect to Branded Products.

(f)All marketing materials created by RA must be pre-approved in writing prior to such RA’s public use.

IV.2Infringement.

(a)Each Party agrees to promptly notify the other Parties in writing of any information that comes to its attention from any source regarding: (1) any actual, alleged, or attempted infringement, imitation, illegal use or misuse of the Licensed Property or Branded Products; and (2) any claim or allegation that the use of the Licensed Property or the marketing of Branded Products may infringe the Intellectual Property rights of third parties. The parties acknowledge ITG Cigars and its predecessor in ownership of “Backwoods” (Altadis) currently challenge the rights of PW to use the name “Packwoods.” PW shall defend, indemnify, and hold harmless RA and its Affiliates, and all their respective officers, managers, employees, and agents, for any Losses or other expenses incurred that arose out of claims made by ITG Cigars or Altadis for allegedly unlawful use of the “Packwoods” brand.

(b)Without the express written permission of PW, RS and/or PI, RA shall have no right to bring any action or proceeding relating to any infringement or potential infringement or that may involve, directly or indirectly, any issue that the litigation of which may affect the interest of PW, RS and/or PI.

IV.3No Other Use of the Licensed Property. RA covenants and agrees that it shall not (and shall ensure that its officers, directors, employees, and agents do not), at any time, in any manner, directly or indirectly, develop, Manufacture, Process, sell, Distribute or otherwise market, any product using the Licensed Property or Branded Products, except in strict accordance with this Agreement.

ARTICLE V
TERM AND TERMINATION

V.1Term. The term of this Agreement shall initially be for a period of five (5) years beginning as of the Effective Date (the “Term”), unless terminated earlier pursuant to its terms or by law. If, no later than forty-five (45) days from the time the Term expires, RA is adequately performing its obligations in connection with this Agreement, RA shall have the option to extend the Term for one additional five-year period. “Expiration Date” shall mean the last day of the then-current Term.

V.2Termination.

(a)Any Party may terminate this Agreement upon written notice to the other Parties in the event that (i) any other Party becomes the subject of a bankruptcy, insolvency, reorganization, dissolution, liquidation of debt, receivership, conservatorship or other similar proceeding under bankruptcy, debtors relief, securities, bank regulatory or other law, (ii) any other Party acknowledges in writing its inability to pay its debts, suspends its business, becomes insolvent, or transfers a substantial portion of its property, assets or business, (iii) any other Party materially breaches this Agreement and does not cure such breach within fifteen (15) days following receipt from the non-breaching Party of a written notice of material breach of this Agreement, unless it does not lend itself to cure, in which case the non-breaching party may terminate this Agreement immediately, or (iv) a Force Majeure Event occurs with respect to another Party and lasts longer than sixty (60) days.

V.3Notwithstanding the foregoing, in the event that RA terminates this Agreement for any valid reason, the Parties agree that RA must provide a minimum sixty (60) days’ notice to PW, RS and/or PI prior to discontinuing production of the Branded Products in the event of a Termination (defined below) (the “Termination Notice Period”). During such Termination Notice Period, RA shall continue to Manufacture, Distribute, and sell at retail any and all Branded Products, subject to the terms of this Agreement. Any notice of Termination (defined below) shall specify a Termination Date.

V.4Notwithstanding the foregoing, the Parties agree that failure by RA to make payment to either PW, RS or PI of royalties on the terms described in Article I.5 (e), within 15 days after such royalties are due to be paid, shall be grounds for PW, RS, and/or PI to terminate this entire Agreement, or the exclusivity provisions of this agreement found in Articles I.3 and I.4, at the sole discretion of PW, RS, and/or PI, by providing written notice to RA, and giving RA 15 days to cure the default. Any accrued but unpaid royalties due at the time of this notice will become immediately due to PW, RS and/or PI. All payments hereunder shall be paid in United States dollars via a mutually agreed method of payment by the Parties. All late payments owed by RA past the date due shall bear interest at the rate of the greater of: (i) maximum amount allowed by applicable law compounded monthly; or (ii) 1.5% per month. RA shall also reimburse PW for all reasonable costs incurred in collecting any late payments, including without limitation to, attorneys’ fees. In addition to all other remedies available at law (which PW, RS, and PI do not waive by the exercise of any rights hereunder), PW, RS, and PI shall be entitled to terminate this Agreement in their sole discretion, it being considered a material breach, if RA fails to pay any amounts when due hereunder.

V.5Security Interest. RA shall grant PW, RS and PI a continuing first priority security interest in all products subject to this Agreement (including Hemp Products, Nicotine Products and Labels and/or Packaging for cannabis materials), as well as all proceeds received therefrom and accessions thereto, effective after RA finishes paying its lenders which hold a security interest in such products, in order to secure payment and performance of all obligations or liabilities of RA to PW, RS and PI, now or hereafter existing in connection herewith, including without limitation to, any expenses incurred by PW, RS and PI in enforcing its rights hereunder (including without limitation, attorneys’ fees, court costs and the costs of retaking and holding such collateral, preparing it for resale or other disposition, or selling or otherwise disposing of it). Upon any court or arbitration judgment establishing any breach of this Agreement by RA, PW, RS and PI, in addition to all other rights and remedies under this Agreement, shall be entitled to all rights, powers and remedies available to a secured party under the Uniform Commercial Code with respect to such collateral, to the extent that such rights, powers, and remedies are not inconsistent with any terms of this Agreement.

V.6Effect of Termination. Upon termination, expiration or cancellation of this Agreement for any reason (a “Termination”):

(a)Subject to Section VI.15 and Section V.5(b) below, upon Expiration Date or date of effective Termination of this Agreement, the provisions of this Agreement shall cease to be effective and all the rights granted in this Agreement that can be terminated, including, without limitation, the License set forth in Section I.4, shall become null and void as of the Termination Date, and RA shall discontinue all use and production of the Licensed Property, the Labels and the Packaging, but such Termination shall not affect any obligation or liability incurred by either Party prior to the Termination Date, including RA’s obligation to Manufacture, produce, Package, Label, and Distribute, orders outstanding on the Termination Date as if the Agreement had not been terminated.

(b)Following a Termination, RA shall have the right to sell any inventory of Branded Products remaining in RA’s possession to retailers and consumers, and PW, RS and PI shall have the right to receive the applicable royalty payments for such inventory sold.

(c)Survival. On expiration or termination of this Agreement, all rights and obligations of the Parties shall expire or terminate, provided, however, those sections in this Agreement that would naturally survive expiration or termination of this Agreement in order to be effective shall survive such expiration or termination, no matter the reason for such expiration or termination, including without limitation to, the obligation for RA to pay all amounts due.

V.7Pricing of Hemp Products and Nicotine Products. The price at which Hemp Products and Nicotine Products are sold to wholesalers (“Wholesale Price”) shall be agreed to by RS and PI (respectively) and the price at which Hemp Products and Nicotine Products are sold directly to consumers (“Retail Price”) shall be agreed to by RS and PI (respectively) as may be amended from time to time in writing by RS and PI (respectively), and shall be appropriate for a brand of the prestige of PW’s brand and in line with the branding guidelines provided by PW from time to time.

V.8Insurance. During Term, RA shall, at its own expense and at its sole discretion as to the actual insurer(s), maintain and carry insurance with a financially sound and reputable insurer or insurers (RA shall use its best efforts to use an insurer with an AM Best Rating of A- or Better, Size VII or greater), in full force and effect for the duration of this Agreement, and add PW, RS and PI as a Vendor Additional as broad as form (CG 20 15 07 04 or its equivalent), Waiver of Transfer of Rights, and Primary & Non-Contributory Language, that includes: (i) RA shall maintain comprehensive general commercial liability insurance, consistent with commercial practices or standards for similar industries, insuring against any and all loss, liability, or business interruption arising from the obligations and activities hereunder, including without limitation to, those arising from, personal property of others, product liability, personal injury, wrongful death, property or product theft, or property or product damage and contractual liability with respect to the indemnity obligations with coverage of not less than one million United States dollars ($1,000,000.00 USD) combined single limit per occurrence and two million United States dollars ($2,000,000.00 USD) in the aggregate; (ii) RA shall maintain errors and omissions/professional liability of not less than one million United States dollars ($1,000,000.00 USD) per occurrence; (iii) following PW and RA’s consultation and consideration of quotes, RA  may, but is not obligated to, obtain cyber liability of not less than one million United States dollars ($1,000,000.00 USD) in which such cyber liability coverage shall include network & information security liability and multimedia content liability; and (iv) RA, if applicable, shall maintain worker’s compensation insurance in amounts as may be required by applicable law based upon the respective State’s Jurisdiction. RA shall, for a period of at two (2) years following expiration or termination of this Agreement, maintain such insurance. RA shall require its insurer(s) to waive all rights of subrogation against PW, RS and PI and its successors and assigns. Furthermore, RA shall maintain insurance that provides coverage for risk of loss of Hemp Products, Nicotine Products and Labels and/or Packaging for cannabis materials including without limitation to, any finished goods, brand materials, or any other materials while under RA’s care, custody, and control under an All-Risk property form, minimum coinsurance allowable of eighty percent (80.00%). RA shall, regardless of the insurance coverage, RA be liable for any Hemp Products, Nicotine Products and Labels and/or Packaging for cannabis materials that are lost, damaged, or destroyed while in RA’s care, custody, and control or if caused by RA’s gross negligence or willful misconduct. RA shall add PW, RS and PI as an additional named insured hereunder. Upon written request by PW, RS or PI, RA shall provide copies of certificates evidencing the insurance coverages required pursuant to this Section V9 and reflecting PW, RS and PI as an additional named insured. The insurance policies shall provide that both, RA and the insurance company, shall notify PW, RS and PI in writing at least sixty (60) Calendar Days for non-renewal, and ten (10) Calendar Days for non-payment, in advance, if RA’s insurance coverage is to be canceled or materially altered so as not to comply with the requirements of this Section V9.

ARTICLE VI
GENERAL AND MISCELLANEOUS PROVISIONS

VI.1Confidentiality. The Parties agree to hold each other’s Confidential Information in strict confidence. “Confidential Information” shall include, but is not limited to, any non-public information that belongs to a Party (the “Disclosing Party”) relating to the Disclosing Party’s business including, but not limited to information concerning the business, operations and assets of Disclosing Party, and its parent, subsidiaries and affiliates and the directors, members, shareholders, partners, officers, employees, agents, representatives, subcontractors and suppliers, including, without limitation, the terms and conditions of this Agreement or any related agreement, know how, technology, software, hardware, code, data bases, technical data, proprietary processes, formulations, customer lists; patents, inventions (whether patentable or not), invention disclosures, improvements and designs, products, systems, business plans, product plans, costs, prices, specifications, techniques, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, including, without limitation, information protected under the California Uniform Trade Secrets Act whether written or oral. Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving Party; (ii) was previously known to the receiving Party or rightly received by the receiving Party from a third party; or (iii) is independently developed by the receiving Party. The Parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than as specified in this Agreement. Notwithstanding the foregoing, a Party may disclose Confidential Information as required by applicable law or by proper legal or governmental authority. The disclosing Party shall give the non-disclosing Party prompt notice of any such legal or governmental demand and reasonably cooperate with the non-disclosing Party in any effort to seek a protective order or otherwise to contest such required disclosure, at the non-disclosing Party expense.

VI.2Independent Contractor. It is expressly acknowledged by the Parties hereto that the relationship of the Parties is that of “independent contractors” and nothing in this Agreement is intended or shall be construed to create with the other Party an employer/employee, partnership, joint venture or other relationship. Each Party (the “Service Provider”) understands and agrees that the other Party (the “Contracting Party”) will not withhold on behalf of Service Provider or any personnel pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Service Provider or make available to Service Provider any of the benefits afforded to employees of Contracting Party and that all such payments, withholding, and benefits, if any, are the sole responsibility of Service Provider. Service Provider hereby agrees to indemnify and hold Contracting Party harmless from and against any Losses arising from (i) Service Provider’s failure to pay taxes, rightfully owed by Service Provider, based on transactions hereunder, or (ii) any determination that any of the Service Provider personnel is an employee of Contracting Party.

VI.3Notice. All notices, approvals, requests or demands (“Notices”) which any Party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall deemed to have been received (i) immediately upon delivery to the address set forth below; (ii) three (3) days from the date by mailed, registered or certified, postage prepaid to the address set forth below; or (iii) upon confirmation of transmittal by any electronic means whether now known or hereafter developed, including but not limited to email to the email address specified below:

If to RA:	If to PW:

RANCO, LLC	PW Industries, LLC
Address: 600 East 8th Street	Address: 1309 Coffeen Street STE 10001, Sheridan, WY 82801
Whitefish, MT 59937	Attention: Manager
Attention: Mario Marsillo, Jr.	Email: boss@packwoods,com and bravo@packwoods.com
Email: mmarsillo@accelerize.com

If to RS:	If to PI:

RS Distributions, LLC	Packaging Innovations, LLC
Address: 8 The Green, Suite A, Dover, Delaware 19901	Address:1309 Coffeen Street STE 9274, Sheridan, WY 82801

Attention: Manager	Attention: Manager

Email: Michael@rsdistro.net and	Email: packaginginnovationsllc@gmail.com
boss@packwoods.com

A copy of any notice hereunder provided to RA shall be also provided simultaneously to	A copy of any notice hereunder provided to PW, PI and/or RS shall be also provided simultaneously to

Zuber Lawler LLP	Mitchell Law Firm
Attn: J. Raza Lawrence, Esq.	Attn: Ryan Mitchell, Esq.
Address: 350 South Grand Avenue	Address: 4413 Coldwater Canyon
Los Angeles, CA 90071	Studio City, CA 91604
Email: rlawrence@zuberlawler.com	Email: Ryan@mitchlawfirm.com
Phone: 213.596.5620	Phone: 310.750.3201

VI.4Governing Law; Venue and Jurisdiction. This Agreement and all related documents including all exhibits attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, including the California Arbitration Act, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. EACH PARTY ACKNOWLEDGES THAT THE SALE AND MANUFACTURING, OF HEMP-BASED EDIBLE PRODUCTS CONTAINING CBD IS ILLEGAL UNDER FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING FEDERAL LAW. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS. Notwithstanding any provision to the contrary, this Agreement shall be enforced in accordance with California Civil Code §1550.5, namely, commercial activity conducted in compliance with California law and any applicable local standards, requirements, and regulations shall be deemed to be a lawful object of a contract and not contrary to, an express provision of law, any policy of express law, good morals, or public policy. The Parties further agree that all commercial activity conducted pursuant to this Agreement shall be deemed to be a lawful object of a contract and not contrary to, an express provision of law, any policy of express law, good morals, or public policy. Accordingly, the Parties waive all defenses to the enforcement of this Agreement related to the “illegality of purpose doctrine” or any other defense related to such doctrine.

VI.5Dispute Resolution. Except as explicitly provided for otherwise herein, any controversy or claim arising under or in connection with this Agreement, or in connection with the validity, construction, performance, or purported breach of this Agreement, or in connection with the subject matter of this Agreement, shall be resolved exclusively by final, binding, and non-appealable arbitration conducted by a single arbitrator and administered by the American Arbitration Association in the State of California, all in accordance with the Commercial Arbitration Rules (the “Rules”), as they may be amended and in effect at the time the arbitration is filed, regardless of the amount in dispute, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. To be clear, without limiting the previous sentence, the arbitration shall be commenced, and the arbitrator shall be chosen, in accordance with the procedures set forth in the Rules, which are incorporated herein and made a part of this Agreement by reference. The Parties shall accept service of process in accordance with the Rules. Further, the Parties shall abide by and perform any award rendered in any such arbitration and understand that any court having jurisdiction over them may issue a judgment based upon the award. The prevailing Party in any arbitration shall be entitled to reimbursement of all costs of the arbitration, including but not limited to filing fees and expenses, arbitrator fees and expenses, and reasonable attorneys’ fees and expenses.

VI.6Rights and Remedies. All rights and remedies of any Party shall be cumulative and may be exercised singularly or concurrently. The failure of either Party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

VI.7Modifications, Amendments. This Agreement may not be modified by oral agreement, course of conduct, waiver, estoppels, or terms incorporated into a purchase order or any other document. Neither Party shall be bound by any expectation, warranty, promise or representation at any time, unless specifically agreed to in writing and signed by an officer of each Party or stated herein. To be effective, any amendment or modification of this Agreement must be in writing and signed by an officer of each Party.

VI.8Assignment; Subcontracting.

(a)RA may use subcontractors (i.e., sublicensees) to Manufacture, test, Package, Label, and deliver the Branded Products. RA will remain wholly liable for all of its subcontractors’ performance or failures and will ensure that such subcontractors abide by this Agreement. RA will ensure that each of the subcontractors has valid, current, and appropriate licenses under applicable law to perform any subcontracted duties.

(b)Except as set forth in Section VI.8(a), no Party may directly or indirectly assign, sublicense, delegate, encumber or in any other manner transfer or convey any of its rights, remedies, obligations, liabilities or interests in or arising under this Agreement without the prior written consent of the other Parties; provided, however, that any Party shall have the right to assign this Agreement, without each of the other Parties’ consent, in connection with the transfer of all or substantially all of the assets or equity interests in such Party to an Affiliate or a third party acquirer, or in connection with a Change of Control, whether by transfer or stock or equity interests, merger or otherwise.

VI.9Force Majeure. Except for payment obligations owned to RS, PI and PW, no Party shall be liable for delay, inability to perform, loss or damage caused by the elements, a Disaster, acts of God, acts of a government, acts of civil or military authority, acts of terrorism, unusual traffic delays, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in Transportation or any other cause beyond the reasonable control of such Party (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the affected Party shall notify the other as soon as practicable of such Force Majeure Event, its effect, and the period for which such delay, inability to perform, loss or damage is expected to continue. Any time for performance shall be extended by the actual time of delay caused by the Force Majeure Event, provided that the affected Party uses commercially reasonable efforts to mitigate any damages resulting from the Force Majeure Event.

VI.10Governmental Orders. In the event of a determination by the Parties that this Agreement must be reformed to comply with any governmental orders (from any local, state, or federal government official) relating to the operations of any of the Parties, the Parties shall immediately enter into good faith negotiations regarding an arrangement which is consistent and in compliance with the governmental orders that approximates as closely as possible the economic position of the Parties prior to the point where the Parties determined that this Agreement must be reformed to comply with the governmental orders.

VI.11Federal Government Action. The Parties each expressly acknowledge and agree that (a) they are fully aware that, notwithstanding state hemp, CBD, and cannabis laws, all individuals involved and entities engaged directly or indirectly in the, production, sale, or Transportation of edible products containing CBD, or aiding and abetting the production, sale, or Transportation of any cannabis products, risk criminal or civil prosecution, or forfeiture under federal law, and face other risks associated with engaging in an industry that is illegal under federal law; (b) the CBD edible industry in various states today, and the entire state-licensed cannabis industry, exists in what some have called “terra incognita”, in conflict between federal and state law, in that state laws allow the Manufacture and sale of edible products containing CBD, and the Manufacturing and Distribution of cannabis-related products, while federal law prohibits such conduct; (c) all individuals and entities engaged in the production, preparation, sale, or Transportation of edible products containing CBD, or in aiding and abetting the Manufacturing or Distribution of cannabis products, may still be arrested by federal officers and prosecuted under federal law, and in the event of federal arrest, seizure, and/or prosecution of a Party in connection with the obligations of such Party under this Agreement (each a “Federal Action” and such Party, the “Defending Party”), the Defending Party shall and hereby does waive any and all Claims against the other Party in connection with such Federal Action against such Defending Party and agrees to be individually responsible for its own attorneys’ fees associated with defending such actions; and (d) the Parties also hereby mutually and expressly agree to waive federal illegality as a defense to any claim or contract enforcement action relating to or arising out of this Agreement.

VI.12Acknowledgments. The inherent risks of engaging in the industry are assumed by each Party (including its direct and indirect owners, investors, and their respective ultimate beneficial owners), and such Party has elected to assume such risks and commit to its obligations and responsibilities under this Agreement despite such risks). Any incident of Federal Action, forfeiture, suspension of operations at any level or entity, criminal or civil prosecution, or a crime of violence shall not in and of itself be indicative or determinative of gross negligence, willful misconduct, fraud, or a breach of a duty (if any) or a contract of a Party or any manager, member, director, officer, Affiliate, agent or employee of the Party; it being further acknowledged that given the risks in the industry, particularly in terms of day-to-day operations, the Parties (including their Affiliates and employees) shall only be responsible for the exercise of such care that a reasonably careful Person would exercise under like circumstances in the industry, and shall only be liable in connection with the failure to exercise such standard of care.

VI.13Authority; Non-Contravention. Each Party (i) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations under this Agreement; and (ii) has taken all necessary corporate action on its behalf as required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation of such Party, and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity. Each Party’s execution, delivery and performance of this Agreement does not violate any provision of any agreement to which such Party is a party or beneficiary, or any provision of applicable law.

VI.14Entire Agreement. This Agreement, and its exhibits, constitutes the entire agreement among the Parties, and all understandings and agreements previously or simultaneously had between the Parties are merged into and are contained in this Agreement. All Parties have participated in the preparation of this Agreement and it shall in all cases be construed as a whole and in accordance with its fair meaning, and not restricted for or against any Party, without any presumption, construction or implication favoring the position of either Party.

VI.15Survival. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the following provisions shall survive Termination of this Agreement: Sections I.1, II.3, II.4, III.1, III.2, V.2, V.3, V.7, ARTICLE IV, and ARTICLE VI (to the extent applicable).

VI.16Relationship of the Parties; No Agency or Ownership. Nothing in this Agreement is intended or will be construed to create any partnership, joint venture, joint enterprise, or other similar joint relationship, nor shall either Party be deemed to be an employee, agent or legal representative of the other for any purpose whatsoever. No Party will have any authority, whether express, implied, or apparent to assume or create any obligations for, on behalf of, in the name of, or for the benefit of any other Party.

VI.17No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal Representatives, successors, and permitted assigns. Except as otherwise provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties (or their respective legal Representatives, successors, and permitted assigns) any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

VI.18Waiver. A waiver must be in writing, executed by the Party against which enforcement is sought, to be enforceable. No delay or omission in requiring performance by a Party or in exercising any right under this Agreement shall operate as a waiver, and no waiver of any term, covenant or condition of this Agreement shall be deemed a waiver of any other term, covenant, or condition. A Party’s election not to enforce any right or remedy for a breach shall not be a waiver of that Party’s rights to enforce the same right or remedy for any other breach.

VI.19Severability. In the event any section of this Agreement, or any sentence within any Section, or the application of such Section or sentence within any Section to any Person or circumstance, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement or the circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected and shall remain in full force and effect.

VI.20Reasonableness; Time is of the Essence. The Parties each acknowledge and agree that the rights, duration, scope, and geographic areas contemplated by this Agreement are fair, reasonable, and necessary. The Parties acknowledge and agree that time is of the essence with respect to all matters in connection with this Agreement.

VI.21Further Assurances, Effectiveness, Headings and Counterparts. The Parties shall execute and deliver all documents, provide all information, and take such actions as may be necessary or appropriate to achieve the purposes of the Agreement. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect its meaning or interpretation. This Agreement may be executed in any number of counterparts, each of which may be delivered electronically and shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Upon the full execution of this Agreement and mutual delivery of counterparts by the Parties, this Agreement shall be effective and binding as of the Effective Date.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized Representatives as of the Effective Date.

“PW”:	“RS”:

PW Industries LLC, a Wyoming limited liability company	RS Distributions LLC, a Delaware limited liability company

By:/s/ Giovanni Mione	By:/s/ Michael Vargo
Name: Giovanni Mione	Name: Michael Varga
Manager	Manager

By:/s/ Anthony Capone	By:/s/ Anthony Capone
Name: Anthony Capone	Name: Anthony Capone
Manager	Manager

“PI”:	“RA”:

Packaging Innovations LLC, a Wyoming limited liability company	RANCO, LLC, a Delaware limited liability company

By:/s/ Michael Varga	By:/s/ Mario Marsillo, Jr.
Name: Michael Varga	Name: Mario Marsillo, Jr.
Manager	Manager

By:/s/ Anthony Capone
Name: Anthony Capone
Manager

EXHIBIT A

DEFINED TERMS AND DEFINITIONS

Definitions. As used herein, the following terms shall have the following meanings:

1.“Affiliate” or “Affiliates” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract, or otherwise.

2.“Agreement” is defined in the Preamble.

3.“Brand Unit Fee Statement” is defined in Section I.6(a).

4. “ Branded Products ” means Hemp Products and Nicotine Products Manufactured using the Formulations, and incorporating any of PW’s Intellectual Property, in existence now or created during the Term, and bearing the Labels and the Packaging, except for the “Glones,” “Packwraps,” and “BarePack” brands (or any other carve outs found in Exhibit B), which are expressly excluded from the definition of “Branded Products,” and are not covered by this Agreement.

5.“CBD” means cannabidiol, which is a cannabinoid found in the cannabis plant.

6.“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of the consolidated assets of the Party to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the common units (or equivalent equity interest) on a fully diluted basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the company with or into a Third Party Purchaser that results in the inability of its members to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

7.“Claims” means collectively, claims, demands, causes of action, lawsuits, and other proceedings.

8.“Compliance Testing” means potency and contaminant testing of the Branded Hemp Products prior to Distribution to a Distributor or retailer or sale to a consumer.

9.“Defending Party” is defined in Section VI.11.

10.“Derivatives” means: (a) for any copyright-protected or copyright-protectable work(s), any improvement, enhancement, update, upgrade, abridgement, revision, adaptation, alteration, new version or other form in which an existing work may be recast, transformed, or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

11. “Disaster” means condition of extreme peril to the safety of Persons and property within the state or a county, city and county, or city caused by such conditions such as air pollution, fire, flood, storm, tidal wave, epidemic, riot, drought, terrorism, sudden and severe energy shortage, plant or animal infestation or disease, Governor’s warning of an earthquake or volcanic prediction, or an earthquake, or similar public calamity, other than conditions resulting from a labor controversy, for which the Governor has proclaimed a state of emergency in accordance with California Government Code sections 8558 and 8625, or for which a local governing body has proclaimed a local emergency in accordance with California Government Code sections 8558 and 8630.

12. “Distribute” or “Distribution” means to sell a Hemp Product, Nicotine Product, or cannabis product at wholesale to a distributor or retailer.

13. “Effective Date” is defined in the Preamble.

14.“Expiration Date” is defined in Section V.1.

15.“Extraction” means a process by which cannabinoids are separated from hemp plant material through chemical or physical means.

16.“Federal Action” is defined in Section VI.11.

17.“Force Majeure Event” is defined in Section VI.9.

18.“Formulations” means the Trade Secrets, the Technical Information, and the Licensed Processes collectively.

19.“Hazard” means any biological, chemical, radiological, or physical agent that has the potential to cause illness or injury.

20.“Hemp Products” is defined in the Recitals, shall exclude the products listed in Exhibit B, and shall include hemp that has undergone a process whereby the plant material has been transformed into an inhalable or edible product containing CBD and other Ingredients.

21.“Indemnitee” is defined in Section III.1(c).

22.“Indemnitor” is defined in Section III.1(c).

23.“Infusion” means a process by which hemp, cannabinoids, or hemp concentrates are directly incorporated into a product Formulation to produce a Hemp Product.

24.“Ingredient(s)” means any substance used in the Manufacture, Processing, Labeling, and Packaging of a Branded Product and that is intended to be present in the product’s final form.

25.“Intellectual Property” means PW, RS and PI intellectual property that they decide to share with RA in PW, RS and PI sole discretion including without limitation to, any and all worldwide intellectual property and intellectual property rights of a Party, including, but not limited to: (i) rights associated with works of authorship, including copyrights, moral rights, and mask-works; (ii) such Party’s trademarks, service marks, trade names, logos, common law trademarks and service marks, trademark and service mark registrations, Internet domain names, Internet and World Wide Web URLs or addresses; (iii) rights to trade secrets, proprietary information, know-how, technology, technical data, proprietary processes, formulas and materials used, customer lists and PW lists; (iv) any patents, biological materials (including without limitation organisms, cells, viruses, cell products, DNA, cDNA, and RNA sequences), provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, designs and any registration and application thereof; (v) products, machines, equipment, devices, prototypes, discoveries, website designs, graphic designs, other designs, artwork, ideas, works, creations, developments, procedures, methods of doing business, processes, techniques, documents, computer programs, writings (including any copyright interests therein), suggestions, and proposals, and regarding all of the aforementioned, including any modifications or improvements thereto; (vi) other intellectual property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vii) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).  If it’s needed to perform under this Agreement, PW, RS and PI shall only share such required Intellectual Property to perform this Agreement.

26.“Label” or “Labeling” means any label or other written, printed, or graphic matter upon a Branded Product or Packwoods-branded cannabis product, upon its container or wrapper, or that accompanies any Branded Product or Packwoods-branded cannabis product.

27.“Laboratory” means an appropriately certified testing laboratory.

28. “License” is defined in Section I.4(a).

29. “ Licensed Processes ” means the proprietary processes and methods necessary to Manufacture the Hemp Products and Nicotine Products, including any processes also constituting Trade Secrets, as defined herein.

30.“ Licensed Property ” means all Intellectual Property owned by PW, RS, and/or PI and necessary to Manufacture, Package, Label, Distribute, and sell at retail the Branded Products and Packwoods-branded cannabis products, including, without limitation, the Formulations, the Trademarks, and all Derivatives of each of the foregoing.

31.“Location” means RA’s Manufacturing and Distribution facility located at 2025-2027 Long Beach Avenue, Los Angeles, CA 90058.

32. “Losses” means all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

33.“ Manufacture”, “Manufactured”, “Manufacturing”, or “Manufactures” means to decarboxylate, compound, blend, infuse, Package, Label, Process, hold, store, or otherwise make or prepare a Hemp Product, Nicotine Product, or cannabis product or any components or Ingredients of a Hemp Product, Nicotine Product, or cannabis product.

34.“Nicotine Products” is defined in the Recitals.

35.“Notices” is defined in Section VI.3.

36.“Package” and “Packaging” means any container or wrapper that may be used for enclosing or containing any Branded Products or Packwoods-branded cannabis products for final retail sale, including empty boxes and unfilled disposable vaping devices or cartridges. “Package” and “Packaging” does not include a shipping container or outer wrapping used solely for the Transport of Branded Products.

37. “ Packaging Instructions ” is defined in Section I.5(c)(2) .

38. “ Party ” and “ Parties ” is defined in the Preamble.

39.“Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed and includes any individual, firm, partnership, joint venture, association, corporation, limited liability company, estate, trust, business trust, receiver, syndicate, or any other group or combination acting as a unit, and the plural as well as the singular.

40.“PI” is defined in the Preamble.

41.“Preventive Measures” means those risk-based, reasonably appropriate procedures, practices, and processes that a Person knowledgeable about the safe Manufacturing, processing, packing, or holding of agricultural products for human consumption would employ to significantly minimize or prevent Hazards.

42.“ Private Label Services ” means RA’s Manufacturing, Packaging, Labeling, Distribution, retail sales, and R&D Testing and Compliance Testing of the Branded Products, and RA’s sales of Packaging and Labeling materials to licensed Manufacturers of Packwoods-branded cannabis products.

43.“ Process ,” “ Processing ,” and “ Processes ” means all activities associated with the drying, curing, grading, trimming, storing, Packaging, and Labeling of Hemp Products and Nicotine Products.

44.“Product Complaint(s)” means any written, electronic, or oral communication that contains any allegation expressing concern, for any reason, with the quality of a Branded Product that could be related to the Manufacturing practices. Examples of

Product Complaints may include but are not limited to: foul odor, off taste, illness or injury, disintegration time, color variation, foreign material in a Branded Product container, improper packaging, mislabeling, Branded Products that contain an incorrect concentration of cannabinoids, or Branded Products that contain an unidentified Ingredient, or any form of contaminant.

45.“Product Supplies” is defined in Section I.5(b)(1).

46.“PW” is defined in the Preamble.

47.“Quality Control Operations” means a planned and systematic procedure for taking all actions necessary to prevent Hemp Products and Nicotine Products from being adulterated or misbranded. RA shall implement appropriate Quality Control Operations to ensure that Hemp Products and Nicotine Products are suitable for human consumption or use, and that Hemp Product and Nicotine Product Packaging materials are safe and suitable.

48.“Quality Control Personnel” means any Person or group designated by RA to be responsible for Quality Control Operations.

49.“Quality Control Standard(s)” means a planned and systematic operation or procedure for ensuring the quality of a Hemp Product or Nicotine Product.

50. “RA” is defined in the Recitals.

51. “RA’s Warranty” is defined in Section II.4.

52.“R&D Testing” is defined in Section II.1.

53.“Raw Material(s)” means any unprocessed material in its raw or natural state that is intended to become part of the components of a Hemp Product. Raw Materials and other Ingredients susceptible to contamination with aflatoxin or other natural toxins, pests, or extraneous material shall not exceed generally acceptable limits set by the U.S. Food and Drug Administration in the Defect Levels Handbook (Rev. February 2005), before these Raw Materials or other Ingredients are incorporated into finished Hemp Products.

54.“Representative(s)” means the employees, officers, directors, partners, shareholders, agents, attorneys, accountants or advisors of a Party or its Affiliates.

55.“Responsible Party” is defined in Section II.3(a).

56.“RS” is defined in the Preamble.

57.“Rules” is defined in Section VI.5.

58.“Specifications” means the Manufacturing specifications that PW and RA agree upon from time to time.

59.“Technical Information” means all transferable technical data, know-how, shop practices, plans, drawings, blueprints, specifications, methods of Manufacture, and other information or assistance pertaining to the Licensed Processes, in each case belonging to PW.

60.“Term” is defined in Section V.1.

61.“Termination” is defined in Section V.5.

62.“Termination Date” means the effective date of any termination, expiration or cancellation of this Agreement in accordance with its terms.

63.“Termination Notice Period” is defined in Section V.3

64.“Territory” means the entire world.

65.“Testing” means R&D Testing or Compliance Testing of the Branded Products at a Laboratory.

66.“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding common units (or equivalent equity interest); or (b) is not an Affiliate of any Person who directly or indirectly owns or has the right to acquire any common units (or equivalent equity interest).

67.“Trade Secrets” means information, including without limitation formulas, patterns, compilations, programs, devices, methods, techniques, or processes, that: (i) derives independent economic value, whether actual, potential, or both, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

68.“ Trademarks ” means, (i) the trademarks, services marks, trade names, design marks and commercial symbols owned by PW, now or at any time in the future, relating to the “Packwoods” brand, and (ii) such other common law trademarks, service marks, trade names, design marks and commercial symbols owned or licensed by PW, now or any time in the future, related to the property identified in clause (i) above.

69“Transport” or “Transportation” means the physical movement of the Branded Products from one location to another location.